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                                                                     Exhibit 2.3



                            ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASER AGREEMENT dated May 15th, 1997 is between K.S. PROCESSING COMPANY, INC., a Pennsylvania corporation (the "Seller") and MED/WASTE, INC., a Delaware corporation (the "Purchaser"). In consideration of the mutual covenants heroin and intending to be legally bound hereby the parties agree as follows:

       SECTION 1: PURCHASE OF THE SELLER'S ASSETS BY THE PURCHASER.

       1.1. AGREEMENT TO SELL. At the closing (hereinafter defined), the Seller shall sell, grant, convey, transfer, assign and deliver to the Purchaser, upon the terms and subject to the conditions of this agreement, free and clear of all liens, encumbrances and charges all of the following:

               (a) All usable and saleable inventory owned by the Seller on the closing date (hereinafter defined); and

               (b) All accounts receivable owed to and owned by the Seller on the closing date: and

               (c) All furniture, fixtures, machinery and equipment owned by the Seller on the closing date and located at 201 East 10th Street, Marcus Hook, Delaware County, Pennsylvania (the promises), including but not limited to a backhoe, a trash compactor, grinders, one (1) cab over GXC yard truck, two (2) warders, hydraulic units, generators and

               (d) All credits due to the Seller from suppliers on the closing date; and

               (e) All other assets of the Seller tangible or intangible wherever located but excluding cash and prepaid insurance and whether or not any value therefore is reflected in the Seller's balance sheet (herein defined), including with limitation all patents, trademarks, service marks, copyrights or applications therefore licenses, trade names, slogans or royalty agreements and brand or private label names of which the Seller is the owner, licensor or licensee, bonds and surety agreements, contractual or other rights, actions, claims and privileges, customer lists, correspondence files and records, accounts payable records, customers, files, production records, purchasing records, inventory records, software, hardware and firmware and disks, date files whether on disks or other media, good will and all other assets used or useful in the Seller's business of autoclaving medical waste (the business). Specifically excluding the cash deposit with the Department of Environmental Protection.

       1.2. Agreement to Purchase. At the closing the Purchaser shall purchase from the Seller upon the terms and subject to the conditions of this agreement and in reliance upon the representations and warranties of the Seller in this agreement and the exhibits hereto, the assets to be acquired and, as consideration therefore, shall:

               (a) Pay to the Seller as set forth in paragraph 2.1, Two Hundred Thousand Dollars ($200,000.00); and

               (b) Pay the remaining balance of Seller's DEP fines and penalties;

               (c) Pay for the removal and dismantling of the two medical waste incinerators located an the premises, as required by the Borough of Marcus Hook; and

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               (d) Pay to the Seller as set forth In paragraph 12.7 the
consideration for the non-competition covenants of Kurt Schueremann, Edward Schueremann and Frank Schueremann.

       SECTION 2:  THE PURCHASE PRICE; ASSUMPTION OF LIABILITIES OF SELLER.

       2.1. The Purchase Price. The purchase price for the assets to be acquired shall be equal to Two Hundred Thousand Dollars ($200,000.00) to be allocated as follows:

               (a) Simultaneous with the execution and delivery of this Agreement by the parties, the Purchaser shall pay as security for the performance of its obligations hereunder the sum of Forty Thousand Dollars ($40,000.00) in escrow (the escrow money) to be held in an interest bearing account by Kane, Pugh, Knoell & Driscoll, counsel for the Purchaser. The escrow account shall be subject to the following provisions and the escrow money shall be disbursed and applied as follows:

                       (1) The escrow money and any interest thereon shall be applied to the purchase price at the title of closing hereunder; or

                       (2) The escrow money and any interest thereon shall be returned to the Purchaser in the event that the transaction contemplated by this agreement fails to close through no fault of the Purchaser; or

                       (3) The escrow money and any interest thereon shall be paid to the Seller only it the transaction contemplated by this agreement .Pails to close because of the failure of the Purchaser to perform its obligations or satisfy the conditions to be satisfied by it hereunder. The escrow money shall be retained by the Seller as liquidated damages and as its sole and exclusive remedy hereunder. The parties agree that the damages which may be caused to the Seller under such circumstances are incapable or difficult of accurate estimation and such liquidated damages are a fair and reasonable calculation thereof and not in the nature of a penalty.

               (b) At the closing the Purchaser shall pay One Hundred Sixty Thousand Dollars ($160,000.00) of the purchase price (less any interest earned on the escrow money) by bank or certified check payable to the Seller (together with the escrow money and interest thereon, the cash portion).

       2.2. Assumption of Liabilities. Purchaser does not assume any liabilities of the Seller, except for those specifically agreed to in paragraph 5.3 of this Agreement. All liabilities and obligations of the Seller whether known or unknown, direct or contingent in litigation or threatened or not yet asserted are and shall remain the responsibility of the Seller. Without limiting the generality of the foregoing specifically excluded from the liabilities are any liabilities of the Seller with respect to any Federal, State, Local or Foreign income franchise or other tax imposed upon the Seller, any obligation of the Seller for any employee grievance pending at the closing date, for all of which the Seller shall remain responsible.

       In no event shall the Purchaser assume or incur any liability or obligation with respect to any income or other tax payable by the Seller incident to or arising as a consequence of the consummation by the Seller of this Agreement or any cost or expense incurred by the Seller incident to or arising as a consequence of the consummation by the Seller of this Agreement or any cost or expense incurred by the Seller incident to or arising as a consequence of such

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consummation of the negotiations in connection with this Agreement, including without limitation any costs incident to the liquidation of the Seller.

       SECTION 3:  CLOSING: TRANSFER PROCEDURES

       3.1. Closing. Purchaser shall begin its due diligence within thirty-six
(36) hours of the date of this Agreement. Closing shall take place at 210 East Tenth Street, Marcus Hook, Pennsylvania, forty-five (45) days from the beginning of the due diligence, provided that all environmental studies are complete and acceptable to Purchaser and provided that all operating permits are transferred to Purchaser. In the event that the environmental studies and permit transfers are incomplete, Seller will agree to a reasonable extension of the closing date. In no event will closing occur later than August 1, 1997.

       3.2. Transfer of the Assets to be Acquired. At the closing the Seller shall deliver to the Purchaser the following:

               (a) Such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer in form and substance reasonably satisfactory to the Purchaser's counsel as shall be effective to vest in the Purchaser all or the Seller's right, title and interest in and to the assets to be acquired; and

               (b) Evidence that all contracts or rights of the Seller which can not be transferred effectively without the consent of third parties have received such consent, or if such consent is unobtainable, an agreement satisfactory to the Purchaser and its counsel assuring to the Purchaser the benefits of such contracts or rights.

       3.3. Purchase Price. At the closing the Purchaser shall pay to the Seller the purchase price in accordance with Section 2 hereof.

       3.4. Release of Liens. At or prior to the closing the Seller shall deliver all necessary releases of liens and Uniform Commercial Code Termination Statements and forms reasonably acceptable to the Purchaser's counsel so that the Seller's title to the assets to be acquired is in conformity with paragraph
4.3 hereof.

       3.5. Release of Liability. At the closing, Seller, Kurt Schueremann, Edward Schueremann, and Frank Schueremann shall execute a Mutual Release releasing Fed Bonham and Bonham Management Group, Inc. from the Management Agreement dated October 30, 1995 and any and all claims arising therefrom, including but not limited to the current litigation in the Delaware County Court of Common Pleas. In the event that closing does not occur on or before August 1, 1997, the Management Agreement shall remain in full force and effect.

       SECTION 4:  REPRESENTATIONS AND WARRANTIES OF THE SELLER

       The Seller hereby represents and warrants to the Purchaser intending for the Purchaser to rely hereon as follows:

       4.1. Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, which is the

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only jurisdiction in which the nature of the Seller's business and the ownership of its assets require such qualification.

       4.2. Subsidiaries. The Seller owns no legal or beneficial interest in any corporation, partnership, joint venture or other legal entity.

       4.3. Title of Properties. Seller warrants that as of the time of closing it will own outright and have good and marketable title to all of the assets to be acquired free and clear of all liens, pledges, mortgages, security interest, conditional sales contracts or other encumbrances or conflicting claims of any nature whatsoever.

       4.4. Tax Matters. The Seller has filed or caused to be filed all Federal, State and Local Tax Returns and report of the Seller through the taxable year ending December 31, 1996 which are due and required to be filed and has paid or cause to be paid all taxes due through December 31, 1996 and any assessment of taxes received, except taxes or assessments that are being contested in good faith and have been adequately reserved against. Such returns have not been audited and the Seller has received no notice of and to the knowledge of Seller there is no pending or threatened proceeding or claim by any governmental agency for assessment or collection of taxes from the Seller. All such returns and reports have been prepared on the same basis as the previous years and in accordance with all applicable laws, regulations and requirements and accurately reflect the taxable income (or other measure of tax) of the Seller.

       4.5. Litigation. Except for the host community fees owed to through Borough of Marcus Hook:

               (a) There is no dispute, claim, action, suit, proceeding, arbitration or governmental investigation either administrative or judicial pending or to the knowledge of the Seller threatened against the Seller the business or the assets to be acquired; and

               (b) The Seller is not in default with respect to any order, writ, injunction or decree of any court or governmental department commission, board, bureau, agency or instrumentality which involves the possibility of any judgment or liability which may result in any material adverse change in the financial condition of the Seller, the business or the assets to be acquired.

               (c) This Agreement is conditioned upon the execution of Mutual Releases by Seller, Kurt Schueremann, Edward Schueremann and Frank Schueremann and Fred Bonham and Bonham Management Group, Inc., releasing each other from the Management Agreement dated October 30, 1995 and any and all claims arising therefrom, including, but not limited to, the current litigation in the Court of Common Pleas of Delaware County, PA.

       4.6. Additional Information. Seller neither owns, has in existence, has any rights or interest in or to nor uses in the business;

               (a) Any trademark, trade or fictitious name or registration or application therefore (other than) or any copyright invention, letters patent or application for letter patent;

               (b) Any employment agreement or arrangement oral or written with any present or former employee of the Seller under which any amount remains unpaid on the date hereof or will become payable after the date hereof;

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               (c) Any agreement or other arrangement under which the Seller has agreed or is obligated to sell or supply products or perform any services at any time after the closing date;

               (d) Any contract or commitment for the future purchase of or payment for raw materials, supplies or products;

               (e) Any contract or commitment for any charitable contribution;

               (f) Any consulting agency or representative contract to which the Seller is a party or is otherwise bound;

               (g) Any commission program for salesman, representatives or agents of the Seller; or

               (h) Any collective bargaining agreement of the Seller with any labor union or other representative of employees.

       At the time of closing, Seller shall supply complete and correct copies of the following:

                       (1) any insurance policies or bonds enforced with respect to the Seller and, without restricting the generality of the foregoing, any covering the business, the assets to be acquired, or employees of the Seller; and

                       (2) any Lease pursuant to which the Seller leases personnel or real property to or from any person or entity including, but not limited to, the Management Agreement dated October 30, 1995.

The Seller has not knowledge of any default or claim or alleged default or state of facts with which notice of lapse of time or both would constitute a default of any obligation of the Seller or of any other party to be performed under any of the agreements, if any, described in subparagraph (1) and (2) above.

       4.7. Restrictions. The Seller is not subject to any judgment, order, writ, injunction or decree which materially adversely effects or so far as the Seller can foresee may in the future materially adversely effect the business or the assets to be acquired.

       4.8. Compliance with Laws. The Seller has complied with and is not in default under or in violation of any law, ordinance, rule, regulation or order including without limitation any environmental zoning, safety, health, price or wage control law, ordinance rule, regulation or order applicable to its operations, business or properties as presently constituted which materially adversely effect or so far as the Seller can now foresee may in the future materially adversely effect the business or the assets to be acquired.

       4.9. Authorization. The Seller has full corporate power and authority to enter into this Agreement and consummate the transaction on its part contemplated hereby. The execution and delivery of this Agreement and the sale, transfer and other actions contemplated hereby have been

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duly authorized by the Board of Directors and the shareholders of the Seller which are the only corporate approvals required of the Seller both of which have been lawfully and validly obtained at duly called and constituted meetings or by unanimous consent in lieu thereof. Neither the execution and delivery of this Agreement or the consummation of the transactions herein by the Seller constitute a violation or breach of applicable law or of the Seller's Articles of Incorporation, Bylaws or any provision of any contract or instrument to which the Seller is a party or by which it is bound or any order, writ, injunction, decree or judgment applicable to it, or constitutes a default (or would but for the giving of notice of lapse of time or both constitutes a default) under any contract or instrument to which the Seller is a party or by which it is bound. This agreement constitutes the legal, valid and binding obligation of the Seller enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, solvency or other laws effecting creditor's rights generally or equitable principles of specific performance.

       4.10.   Employees.  Seller has no employees.

       4.11. Accounts Receivable. Seller warrants that it has no collectible accounts receivable. In the event that accounts receivable may be discovered, Seller will assign them to Purchaser.

       4.12.   Inventories.  Seller warrants that it has no inventory.

       4.13.   Suppliers and Customers.  Seller has no suppliers or customers.

       4.14. Environmental. This Agreement is contingent upon clean environmental studies of the premises in accordance with the terms of the Agreement of Sale dated May 15th, 1997 between Kurt Schueremann and Med/Waste, Inc. In addition Seller warrants that:

               (a) No pollutants or other toxic or hazardous substances including any solid liquid, gaseous or thermal irritant or contaminant such as smoke, vapor, soot, fumes, acids, alkalis, chemicals or waste (including materials to be recycled, reconditioned or reclaimed) (collectively materials) have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape (collectively referred to as the incident) on or from any of the premises or disposed of by Seller in connection with the business or to the best of Seller's knowledge any person acting on Seller's behalf at any other property or location (any site) in violation of any federal, state or local statutes, laws or regulations.

               (b) To the best of Seller's knowledge after due inquiry no asbestos or asbestos containing materials have been installed (and have not since been removed) used, incorporated into or disposed of on any of the premises or in connection with the business, and the Seller has not installed, used, incorporated into or disposed of any asbestos or asbestos containing materials on any site or in connection with the business.

               (c) To the best of Seller's knowledge no polychlorinated biphenyls (PCB's) are located on or in any of the premises in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or any other device. Seller has not installed, used, incorporated into or disposed of any PCB's or PCB containing equipment or materialist on or in any of the premises or any site or any connection with the business in violation of any federal, state or local statutes, laws or regulations.

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               (d) No underground storage tanks are located on any of the premises or were located on any of the premises and subsequently removed or refilled.

               (e) No investigation administrative order, consent order and agreement, litigation or settlement (collectively referred to as the action) with respect to the materials as proposed or to the knowledge of the Seller threatened or anticipated or in existence with respect to any of the premises except the pre-existing fines levied by the DEP, which are approximately $138,000.00 in principal plus $33,000.00 in penalties and interest, as of the date of this Agreement.

               (f) Except for the DEP action described in paragraph 4.14(e), to the best of Seller's knowledge each of the premises has at all times been in compliance with all applicable federal, state and local statutes, laws and regulations relating to the environment. No notice has been served on Seller from any entity, governmental body or individual claiming any violation of any law, regulation, ordinance or code requiring compliance with any law, regulation, ordinance or code or demanding payment or contribution for environmental damage or injury to natural resources. Copies of any such notices received between the date hereof and the closing and after the closing shall be forwarded to purchaser within three (3) days of the receipt.

       4.15. Disclosure. No representations or warranty by the Seller in this Agreement or in any other exhibit list, certificate or document delivered pursuant to this Agreement contains or will contain at closing any untrue statement of material fact or omits or will omit to state any material fact necessary to make any statement herein and therein not misleading.

       SECTION 5:  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       The purchaser hereby represents and warrants to the Seller intending to the Seller to rely hereon as follows:

       5.1. Organization and Good Standing. The purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

       5.2. Authorization. The execution and delivery of this Agreement and the purchase and other actions contemplated hereby have been duly authorized by all requisite corporate actions on the part of the Purchaser. The Purchaser has the corporate power and authority to consummate the transactions on its part contemplated hereby including without limitation issuance of the note none of which will constitute any violation or breach of its Articles of Incorporation or Bylaws. This Agreement constitutes and the note when issued will constitute the legal, valid and binding obligations of the Purchaser enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, reorganization, insolvency or other laws effecting creditor's rights generally or equitable principals of specific performance.

       5.3. Additional Warrants. Purchaser warrants that it will be responsible for any debts in the name of Seller, incurred by Bonham Management Group, Inc., after October 30, 1995.

       SECTION 6:  CONDUCT PENDING THE CLOSING

       6.1. Conduct of Business. The Seller shall carry on the business diligently and substantially in the same manner as heretofore and refrain from any action that would result in the breach of any of the representations, warranties or covenants of the Seller hereunder.

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       6.2. Access. The Purchaser and its authorized representatives shall have full access during normal business hours upon prior arrangement with the Seller to all properties, books, records, contracts and documents of the Seller and the Seller shall furnish or cause to be furnished to the purchaser and its authorized representatives all information with respect to the assets to be required and business of the Seller as the Purchaser may reasonably request. In the event of the termination of this Agreement all such information shall remain confidential and not be used by the Purchaser, its officers, directors, employees or agents and all copies thereof shall be returned to the Seller.

       6.3. Contracts and Commitments. The Seller shall not enter into contract, commitment or transaction not in the usual and ordinary course of its business and not consistent with past practices.

       6.4. Sale of Capital Assets. The Seller will not sell or dispose of any capital assets with an original cost in excess of One Hundred Dollars.

       6.5. Liabilities. The Seller will not and will not agree to create any indebtedness or any other fixed or contingent liability including without limitation liability as a guarantor of Seller or to the business or the Assets to be acquired whether covered by insurance or not.

       6.6. Insurance. All present insurance insuring the Seller, its employees, the Business or the Assets to be Acquired wherever located, will be maintained by the Seller in all respects.

       6.7. Authorization from Others. Prior to the Closing Date, the Seller shall have obtained all authorizations, waivers, consents, and permits of others required to permit the consummation by the Seller of the transactions contemplated by this Agreement or to remove any breach or threatened breach of any representation, warranty or agreement of the Seller herein.

       SECTION 7:  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

       All obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless otherwise waived in writing by the Purchaser:

       7.1. Representations and Warranties. The Seller's representations and warranties contained in this Agreement or in any list, certificate, or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing.

       7.2. Performance of Agreements. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to at the Closing.

       7.3. Environmental Studies. This Agreement is conditioned upon the approval and acceptance by Purchaser of all environmental studies, including but not limited to a Phase I and Phase II study of the real property located at 201 East Tenth Street, Marcus Hook, PA.

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       7.4. Transfer of Operating Permits. This Agreement is contingent upon the transfer of any and all operating permits to Purchaser that are necessary to operate a medical waste autoclaving facility on the premises.

       7.5. Mutual Releases. This Agreement is conditioned upon the execution of Mutual Releases by Seller, Kurt Schueremann, Edward Schueremann and Grant Schueremann and Fred Bonham and Bonham Management Group, Inc. releasing each other from the Management Agreement dated October 30, 1995 and any and all claims arising therefrom, including but not limited to the current litigation in the Delaware County Court of Common Pleas at the time of closing. In the event that Settlement does not occur on or before August 1, 1997, the Management Agreement shall remain in full force and effect.

       7.6. Closing Deliveries. The Seller shall have delivered the documents and other items described in paragraphs 3.2 and 3.4 hereof.

       7.7. Closing Certificate. The Seller shall have delivered to the purchaser: (1) a certificate of the secretary or assistant secretary of the Seller certifying and attaching true and complete copies of the Articles of Incorporation and Bylaws of the Seller as the same are enforced on the closing date and of the resolutions adopted by its Board of Directors and Shareholders relating to this agreement and the transactions contemplated hereby, and certifying the encumbering of the officers of the Seller executing this Agreement or any documents delivered hereunder; and (2) a certificate signed by the president and chief financial officer of the Seller confirming satisfaction of the condition set forth in paragraphs 7.1, 7.2 and 7.3 above.

       7.8. Opinion of Counsel. The Seller shall have delivered to the Purchaser a favorable written opinion of its counsel, Neil B. Howard, dated as of the closing date addressed to the purchaser stating that all representations and warranties made by Seller are true and correct to the best of his knowledge.

       7.9. No Litigation. There shall not be any pending or to the knowledge of the Seller, threatened action, proceeding or investigation try or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby or which if adversely determined would result in a breach of a representation, warranty or covenant of either party herein.

       SECTION 8:  CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

       All obligations of the Seller under this agreement are subject to the fulfillment prior to or at the closing of the following conditions:

       8.1. Representations and Warranties. The Purchaser's representations and warranties contained in thin agreement shall be true as of the tine of closing.

       8.2. Performance of Agreements. The purchaser shall have performed and complied with all agreements and conditions required by this agreement to be performed and complied with by it prior to or at the closing.

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       8.3. Closing Deliveries. The Purchaser shall have paid the Purchase price: to the Seller as described in paragraph 2.1 hereof including without Imitation payment of the cash portion of the purchase price and execution and delivery of the note.

       8.4. Closing Certificates. The Purchaser shall have delivered to the
Seller:

               (a) The certificate of the secretary or assistant Secretary of the Purchaser certifying and attaching true and Complete copies of the resolutions of the Board of Directors of the Purchaser authorizing the execution and delivery of this agreement and the performance of the obligations of the purchaser hereunder; and

               (b) A certificate of the President or Vice President of the Purchaser confirming satisfaction of the conditions act forth in paragraphs
9.1 and 8.2 above.

       8.5. No Litigation. There shall not be any pending or threatened action, proceeding or litigation by or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit, or invalidate the transactions contemplated hereby or which if adversely determined who result in a breach of a representation warranty or covenant of either party herein.

       SECTION 9:  FEES AND EXPENSES

       9.1. Expenses of the Transaction. Each party hereto shall pay its own expenses incidental to the preparation of this agreement and the consummation of the transactions contemplated hereby.

       9.2 Sales, Transfer and Documentary Stamps. The Seller and the Purchaser shall share equally all sales, transfer and documentary taxes or stamps, if any, due as a result of the transfers of too assets to be acquired to the Purchaser hereunder.

       9.2. No Brokers. Both parties warrant that there have been no brokers involved in the negotiations of this agreement and no, broker fees are due hereunder by either party.

       SECTION 10:  INDEMNIFICATION

       10.1. Survival of Representations, Warranties & Agreements. All representations, warranties and agreements made by the Seller and the Purchaser in this Agreement or any certificate delivered pursuant hereto shall survive the closing for a period of two years.

       10.2. Indemnification by the Seller. The Seller shall defend, indemnify and hold the Purchaser harmless from and against:

               (a) Any and all liabilities and obligations of or claims, against the Seller not expressly assumed by the Purchaser as liabilities pursuant to paragraph 2.2; and

               (b) All actual and potential claims, demands, liabilities, damages, losses and out of pocket expenses including reasonable attorney's fees whether br not reduced to judgment, order or award caused by or area out of the breach of any agreement of or any representation or warranty made by the Seller in this agreement or any exhibit list, certificate or document delivered by it pursuant hereto; provided that no such claim for indemnification hereunder may be asserted until

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and only to the extent that the aggregate amount accumulated exceeds Five
Thousand Dollars ($5,000.00).

       10.3. Indemnification by the Purchaser. The Purchaser shall defend, indemnify and hold the Seller harmless from and against:

                       (a) The liabilities assumed by the Purchaser pursuant to paragraph 2.2; and

                       (b) All damages, losses and out of pocket expenses Including reasonable attorney's fees caused by or arising out of the breach of any agreements of or any representation cr warranty made by the Purchaser in this agreement or in any certificate or document delivered by or pursuant hereto, provided that no such claim for indemnification hereunder may be asserted until and only to the extent that the aggregate amount accumulated exceeds Five Thousand Dollars ($5,000.00).

       10.4. Defense of Claims. Promptly after any service of process by any third person in any litigation in respect of which indemnity may be sought from the other party pursuant to this Section 10 the parties ro served shall notify the indemnifying party of the commencement of such litigation and the indemnifying party shall be entitled to assume the defense thereof at its expense and with counsel of its own choosing.

       SECTION 11:  POST CLOSING MATTERS

       11.1. Further Assurances. At the request of the Purchaser from time to time the Seller will execute and deliver such further reasonable instruments and will take such other reasonable action more effectively to consummate the transactions contemplated by this agreement and to put the Purchaser into ownership, possession and control of all the assets to be acquired to the exclusion of all others whose claims may have arisen prior to the closing date.

       11.2. Tax Matters. The Seller shall on a timely basis prepare and file or cause to have prepared and filed all tax returns covering the Seller's Federal, State and Local income Taxes for the Seller's taxable year which includes the closing date and shall pay all taxes due for such a period. The Seller shall also prepare and file or cause to be prepared and filed all Federal, State and Local Income Tax Returns and all others including without limitation to employee withholding and FICA tax returns and all pension returns and ERISA filings required to be filed by the Seller through the r-closing date on a timely basis and pay all taxes and expenses due for such a period.

       11.3. Responsibility for Litigation. The Seller shall be responsible for all present or future claims for injury and related expenses arising out of the conduct of K.S. Processing, Inc., its officers and directors, in the operation of the business up to the time of closing. With respect to product liability claims the Seller &hall be responsible for all claims for injury arising out of the product sold or manufactured as the case way be by the Seller prior to the closing date and the Purchaser shall be responsible for all claims and injuries arising out of products sold or manufactured as the case may be by the Purchaser after the closing date. The party liable shall direct or control or continue to direct or control as the case may be the conduct of such litigation. The other party shall cooperate with any reasonable request of the party liable or Its attorneys in the defense of such litigation including the availability of records, books, or other corporate documents including any assets to be required. To the extent testimony of the other party's employees is necessary. The other party shall make then available consistent with the needs of the business and shall be reimbursed for all out of pocket expenses incurred by the other party or individual employees and pro rata salaries and payroll costs for the time such employees devote to complying with the request of the party liable hereunder.

       SECTION 12:  MISCELLANEOUS

       12.1. Arbitration. if any dispute arises under or in connection with this agreement or the performance or enforcement thereof, it shall be decided by three arbitrators In an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration. The arbitrators shall be appointed as follows:

       one by the Seller; one by the purchaser, and one by the said two arbitrators; or, if they cannot agree, then the third arbitrator shall be appointed by the American Arbitration Association. The third arbitrator shall be Chairman of the panel and shall be impartial. The arbitration shall take place in Delaware County, PA. The decision of the majority of the arbitrators shall be conclusively binding upon the parties, final and non-appealable, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. Each party shall pay the fees and expenses of the arbitrator appointed by it, its counsel and its witnesses. The parties shall share equally the fees and expenses of the impartial arbitrator.

       12.2. Governing Law. This agreement shall be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania.

       12.3. Assignment. This agreement shall not be assignable by either party without the prior written approval of the other party provided however that the Seller may assign this agreement to its shareholders after the closing in any voluntary liquidation. To the extent assignable this agreement shall he binding upon and enured to the benefit of the Purchaser and its successors and assigns and the Seller and its successors and assigns.

       12.4. Headings for Reference Only. The Section and Paragraph Headings In this agreement are for convenience of reference only and shall not be deemed to modify or limit the provisions of this agreement.

       12.5. Notices. Any notice, communication, demand or other writing (a "notice") required or permitted to be given, made or accepted by any party to this agreement shall be given by personal delivery or by depositing the same in the United States mail, properly addressed, purchase prepaid and registered or certified with return receipt request - The notice given by personal delivery shall be effective upon delivery and a notice given by registered or certified mail shall be deemed effective on the second day after such deposit. For purposes of notice, the addresses of the parties shall be, until changed by notice given In accordance herewith, an follows:

       If to the Purchaser                      Daniel A. Stauber, President
                                                MED/WASTE, INC.
                                                3890 Northwest 132nd Street
                                                Suite K
                                                Opa Locka, Florida 33054

       with a required copy to:                 Bryan Bauman, Esquire

                                        WALLACE, BAUMAN, FODIMAN
                                          AND SHANNON, P.A.
                                        2222 Pence De Leon Blvd., Sixth Floor
                                        Coral Gables, Florida 33134

       If to the Seller:                Kurt Schuaremann

       With a required copy to:         Neil a. Howard, Esquire
                                        998 Broad Run Read
                                        West Chester, PX 19380

       12.6. Entire Agreement and Amendment. This document contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous agreements, understandings, representations and warranties between the parties, and may not be amended, except by written instrument, executed by the duly authorized officers of the parties hereto. This Agreement is, however, conditioned upon closing the Agreement of Sale and/or a Lease Agreement between Kurt Schueremann and MED/WASTE, INC. pursuant to Paragraph 14 of the Agreement of Sale dated May 15, 1997, which is attached hereto and incorporated herein as Exhibit "A".

       12.7. Covenants Not to Compete. Kurt Schueremann, Edward Schueremann, and Frank Schueremann agree to sign Non-Compete Agreements with Purchaser and, hereby agree not to compete with Purchaser or its subsidiaries in the medical waste disposal industry for a period of five (5) years from the date of this Agreement.

       12.8. In consideration for these Non-Compete Agreements, Purchaser shall execute and deliver to Kurt Schueremann, Edward Schueremann and Frank Schueremann, collectively, a Purchase Money Mortgage, secured by the Real Property located at 201 East Tenth Street, Marcus Hook, PA, in the principal amount of Five Hundred Thousand ($500,000.00) payable in monthly installments in the amount of Eight Thousand Three Hundred Thirty-Three and 33/100ths Dollars ($8,333.33), for a period of sixty (60) months at no interest.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the day and year first above written.

By:  K.S. PROCESSING, INC.                       MED/WASTE, INC.




/s/KURT SCHUEREMANN                     /s/DANIEL A. STAUBER
---------------------------             ----------------------------------------
Kurt Schueremann, President                 Daniel A. Stauber, President


/s/EDWARD SCHUEREMANN
----------------------------
Edward Schueremann, Director


/s/FRANK SCHUEREMANN
----------------------------
Frank Schueremann, Director